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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(b) (c), AND (d) AND 13d-2(b)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)/1/

                      GEMSTAR INTERNATIONAL GROUP LIMITED
            -------------------------------------------------------
                               (Name of Issuer)

                                ORDINARY SHARES
            -------------------------------------------------------
                        (Title of Class of Securities)

                                  G3788V 10 6
            -------------------------------------------------------
                                (CUSIP Number)

                                AUGUST 16, 1997
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

                                ---------------


               Check the appropriate box to designate the rule
                   pursuant to which the Schedule is filed.

                        [_]  Rule 13d-1(b)

                        [_]  Rule 13d-(c)

                        [X]  Rule 13d-1(d)


------------------------
   /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
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-----------------------                                  ---------------------
  CUSIP NO. G3788V 10 6               13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas L.H. Lau

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Canada

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                          SOLE VOTING POWER
                     5.
     NUMBER OF            11,666,325*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             11,666,325*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      11,666,325*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      24.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN

------------------------------------------------------------------------------

-------------
* Reporting person owns 11,666,325 Ordinary Shares, (i) 11,522,575 of which are held by Dynamic Core Holdings Limited, a British Virgin Islands corporation, of which Thomas Lau is the sole shareholder and (ii) 143,750 of which represent options currently exercisable within sixty (60) days of the date of this Statement.
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                                                                     Page 3 of 5

ITEM 1.

     (a) NAME OF ISSUER:

         Gemstar International Group Limited

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         135 North Los Robles Avenue, Suite 800
         Pasadena, California 91101

ITEM 2.

     (a) NAME OF PERSON FILING:

         Thomas L.H. Lau

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         G./F., Gemstar Tower
         23 Man Lok Street
         Hung Hom, Kowloon, Hong Kong

     (c) CITIZENSHIP:

         Canada

     (d) TITLE OF CLASS OF SECURITIES:

         Ordinary Shares

     (e) CUSIP NUMBER:

         G3788V 10 6

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         N/A

ITEM 4.  OWNERSHIP:

     (a) Amount Beneficially Owned: 11,666,325*

     (b) Percent of Class:  24.1%

     (c) Number of Shares as to Which Such Person Has:

         (i)   Sole power to vote or to direct the vote: 11,666,325*

         (ii)  Shared power to vote or to direct the vote: None

         (iii) Sole power to dispose or to direct the disposition of:
               11,666,325*

         (iv)  Shared power to dispose or to direct the disposition of: None

---------------------
* Reporting person owns 11,666,325 shares of Common Stock (i) 11,522,575 of which are held by Dynamic Core Holdings Limited, a British Virgin Islands corporation, of which Thomas Lau is the sole shareholder and (ii) 143,750 of which represent options currently exercisable within sixty (60) days of the date of this Statement.
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                                                                     Page 4 of 5

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          N/A

ITEM 10.  CERTIFICATIONS:

          N/A

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                                                                     Page 5 of 5

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                        April 13, 1998


                                        /s/ Thomas L.H. Lau
                                        -------------------
                                        Thomas L.H. Lau